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                                  EXHIBIT 99.1

[UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. LOGO]

UNIVERSAL AUTOMOTIVE INDUSTRIES, INC.
11859 S. CENTRAL AVENUE
ALSIP, IL  60803

         For more information, contact:

         Robert W. Zimmer
         Universal Automotive Industries, Inc.
         708-293-4050 ext. 227


               UNIVERSAL AUTOMOTIVE TO SEEK BUYER; APPOINTS CHIEF
                RESTRUCTURING OFFICER; ANNOUNCES FINANCING ISSUES

ALSIP, ILLINOIS--MARCH 24, 2005 -- UNIVERSAL AUTOMOTIVE INDUSTRIES, INC. (NASDAQ SMALL CAP: UVSL) today announced that it will seek a buyer for all or portions of its business. The Company will maintain its ongoing operations and will continue its efforts to obtain additional debt or equity capital.

The Company also announced that it has appointed David Cesar of The Parkland Group, a turnaround specialist based in Cleveland, Ohio, as Chief Restructuring Officer. Mr. Cesar will be in charge of the Company's day-to-day operations and will head the sale and capital-raising efforts, in each case subject to the supervision and direction of the Company's board of directors. According to Mr. Cesar, "We believe there is value to the Company, and are working to implement a plan to demonstrate and improve upon this value."

In connection with Mr. Cesar's appointment, the Company's board of directors and Arvin Scott have mutually agreed that Mr. Scott will relinquish his position as Chief Executive Officer of the Company. Mr. Scott will remain on the board of directors and employed by the Company and will perform such services in connection with the sale and capital-raising efforts as the board may request from time to time.

The Company has advised Congress Financial Corporation (Central), as agent under its revolving credit facility, of the above developments. The lenders continue to provide financing to the Company.

On March 23, 2005, the Company received notice of nonpayment with respect to its convertible term notes issued to Laurus Master Fund, Ltd., a secured lender on the Company's equipment, in the original principal amounts of $2,500,000 (issued in October, 2003) and $2,000,000 (issued in


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January, 2004), respectively. Laurus has not elected to accelerate the indebtedness evidenced by the notes as of the time of this press release. Mr. Cesar has had communication with Laurus, and is moving to address their concerns going forward.

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This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended, which are intended to be covered by safe harbors created thereby. Such forward-looking statements, including the risks referenced in the Company's filings with the Securities & Exchange Commission, the risk that the Company will not be able to obtain additional or necessary funding to support its operations, the risk that creditors will not continue to extend credit to the Company or take other actions with respect to past due sums, the risk that an event of default with respect to the Laurus notes will result in acceleration of debt by Laurus or any of the Company's other lenders, the risk that funding availability may adversely impair fill rates and ongoing customer relations and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements, may vary from the actual results achieved by the Company.

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